Bravo Brio Restaurant Group, Inc. Reports Second Quarter Financial Results
Company Raises Full Year 2015 Outlook

Columbus, Ohio - July 28, 2015 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 28, 2015. The Company also raised its outlook for the full year 2015.

Selected Second Quarter 2015 Highlights Compared to the Second Quarter 2014:

▪	Revenues increased 5.5% to $110.2 million from $104.5 million.

▪	Total comparable restaurant sales decreased 1.8%.

▪	Comparable restaurant sales decreased 2.1% at BRAVO! and 1.6% at BRIO.

▪	Restaurant-level operating profit increased 2.0% to $17.5 million from $17.2 million.

▪	Net income was $3.8 million, or $0.24 per diluted share, compared to net income of $4.0 million, or $0.20 per diluted share.

Saed Mohseni, Chief Executive Officer, said, “Our quarterly results exceeded expectations and enabled us to increase our outlook for revenues and diluted earnings per share range for the full year. While comparable sales remained negative, we experienced a sequential improvement in comparable sales trends during the quarter. We are also mitigating the impact of lower guest counts by increasing average check through our efforts to attract a more affluent guest.”

Mohseni continued, “BRAVO! is currently running a ‘Summer Fixe’ promotion that celebrates the delicious Italian tastes of summer through September, while in June, BRIO featured the ‘Art of Grilling’ which consisted of a three-course dinner special, which also contributed to our increase in average check."

Mohseni concluded, “We opened a new BRAVO! in Las Vegas, Nevada and a new BRIO in Fairfax, Virginia during the second quarter and are raising our development plans by one restaurant to six company-operated locations this year. Our franchised partner is also scheduled to open a new BRIO in San Juan, Puerto Rico during the third quarter. Beyond deploying capital for new restaurants, we are also continuing to reduce our leverage, having paid down an additional $9.1 million in debt during the second quarter.”

Second Quarter 2015 Financial Results

Revenues increased $5.7 million, or 5.5%, to $110.2 million in the second quarter of 2015, from $104.5 million in the second quarter of 2014. The increase in revenues was primarily due to a net additional 87 operating weeks that was partially offset by a 1.8% decrease in comparable restaurant sales. The comparable restaurant sales decrease consisted of a 6.3% decrease in guest counts partially offset by a 4.5% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, increased $5.4 million, or 6.2%, to $92.7 million in the second quarter of 2015, from $87.3 million in the second quarter of 2014. Total restaurant-level operating profit increased $0.3 million, or 2.0%, to $17.5 million from $17.2 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 15.9% in the second quarter of 2015 from 16.5% in the second quarter of 2014.

Net income in the second quarter of 2015 was $3.8 million, or $0.24 per diluted share, compared to net income of $4.0 million, or $0.20 per diluted share, in the same period last year.

Second Quarter 2015 Brand Operating Highlights

Comparable restaurant sales decreased 2.1% at BRAVO! and 1.6% at BRIO. Average weekly sales for BRAVO! and BRIO were $62,700 and $84,600, respectively.

During the second quarter of 2015, the Company opened a BRAVO! restaurant in Las Vegas, Nevada and a BRIO restaurant in Fairfax, Virginia. As of June 28, 2015, the Company operated 52 BRAVO! restaurants, 62 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2015 Outlook

The Company is raising some of the parameters of its outlook for the 52-week period ending December 27, 2015 to be as follows:

▪	Revenues of $423 million to $430 million (previously $421 million to $429 million).

▪	Total comparable restaurant sales of minus 2.5% to 0.0%.

▪	Development of six Company-operated restaurants (previously five Company-operated restaurants).

▪	Development of one franchised restaurant.

▪	Pre-opening costs of approximately $3.5 million.

▪	Diluted earnings per share of $0.65 to $0.70 (previously $0.63 to $0.69).

▪	Capital expenditures of $16 million to $18 million.

▪	Diluted share count of approximately 16.0 million.

▪	Estimated annual tax rate of approximately 22% to 24%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2015 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer; Jim O'Connor, Chief Financial Officer; and Brian O'Malley, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 879-6184, or for international callers (719) 325-4895. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8667591. The replay will be available until Tuesday, August 4, 2015.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2015.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 28, 2015 AND JUNE 29, 2014
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015		June 29, 2014		June 28, 2015		June 29, 2014
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$110,246		$104,455		$218,415		$207,103
Costs and expenses
Cost of sales	27,536	25.0%	27,251	26.1%	55,442	25.4%	53,761	26.0%
Labor	39,147	35.5%	36,695	35.1%	77,997	35.7%	73,259	35.4%
Operating	18,018	16.3%	16,265	15.6%	35,540	16.3%	33,078	16.0%
Occupancy	8,017	7.3%	7,054	6.8%	16,099	7.4%	14,468	7.0%
General and administrative expenses	6,048	5.5%	5,910	5.7%	11,830	5.4%	11,648	5.6%
Restaurant preopening costs	818	0.7%	678	0.6%	1,755	0.8%	1,026	0.5%
Depreciation and amortization	5,457	5.0%	5,035	4.8%	10,895	5.0%	10,045	4.9%
Total costs and expenses	105,041	95.3%	98,888	94.7%	209,558	95.9%	197,285	95.3%
Income from operations	5,205	4.7%	5,567	5.3%	8,857	4.1%	9,818	4.7%
Interest expense, net	384	0.3%	236	0.2%	789	0.4%	492	0.2%
Income before income taxes	4,821	4.4%	5,331	5.1%	8,068	3.7%	9,326	4.5%
Income tax expense	982	0.9%	1,359	1.3%	1,696	0.8%	2,477	1.2%
Net income	$3,839	3.5%	$3,972	3.8%	$6,372	2.9%	$6,849	3.3%

Net income per basic share	$0.25		$0.21		$0.42		$0.36
Net income per diluted share	$0.24		$0.20		$0.40		$0.34
Weighted average shares outstanding-basic	15,197		19,085		15,159		19,200
Weighted average shares outstanding-diluted	15,936		19,989		15,901		20,075

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 28, 2015 AND DECEMBER 28, 2014
(Dollars in thousands)

	June 28, 2015	December 28, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$360	$427
Accounts receivable	6,211	7,079
Tenant improvement allowance receivable	1,453	1,613
Inventories	2,827	3,132
Deferred income taxes, net	3,497	3,459
Prepaid expenses and other current assets	1,961	2,179
Total current assets	16,309	17,889
Property and equipment — net	181,485	178,877
Deferred income taxes — net	50,188	50,872
Other assets — net	4,216	4,125
Total assets	$252,198	$251,763

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$14,914	$13,238
Accrued expenses	27,279	25,975
Deferred lease incentives	8,068	7,694
Deferred gift card revenue	9,967	12,783
Total current liabilities	60,228	59,690
Deferred lease incentives	60,361	59,475
Long-term debt	48,000	56,000
Other long-term liabilities	23,136	22,814
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,281,212 shares issued at June 28, 2015 and 20,177,174 shares issued at December 28, 2014	200,035	199,718
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at June 28, 2015 and December 28, 2014	—	—
Treasury shares, 5,083,281 shares at June 28, 2015 and December 28, 2014	(72,997)	(72,997)
Retained deficit	(66,565)	(72,937)
Total stockholders’ equity	60,473	53,784
Total liabilities and stockholders’ equity	$252,198	$251,763